Exhibit 10.6

SMJ INTERNATIONAL HOLDINGS INC.

DIRECTOR SERVICE AGREEMENT

This Director Service Agreement (the “Agreement”) is made and entered into as of September 5, 2025, by and between SMJ International Holdings Inc., a Cayman Islands corporation (the “Company”), and Ng Hui Hsien, an individual (the “Director”).

I.	SERVICES

A. Service on the Board of Directors. The Director has been appointed as an Independent Director of the Company’s Board of Directors (the “Board”) and chairman of the Audit Committee of the Board, with her service to commence upon the SEC’s declaration of effectiveness of the Company’s registration statement on Form-1 (the “Effective Date”), and to continue until the earlier of the date on which Director ceases to be a member of the Board for any reason or the date of termination of this Agreement in accordance with this Section V(B) hereof (such earlier date being the “Expiration Date”). The Board shall consist of the Director and such other members as nominated and elected pursuant to the then current Memorandum and Articles of Association of the Company (the “Articles”).

B. Director Services. Director’s services to the Company hereunder shall include service as a member of the Board to direct the business of the Company in accordance with applicable law and the then current Articles. Director shall devote such time and attention to the business and affairs of the Company as is necessary to perform her duties as a Director in a faithful and competent manner. Director shall comply with all laws, rules, and regulations applicable to the Company and its business. Director shall further comply with all policies and codes of conduct which the Company shall reasonably determine are necessary for the proper functioning of its business (collectively, the “Director Services”).

II.	COMPENSATION

A. Expense Reimbursement. The Company shall reimburse Director for all reasonable travel and other out-of-pocket expenses incurred in connection with the Director Services rendered by Director.

B. Cash Fees to Director. The Company agrees to pay Director a fee of S$2,500 per month for each month of service as a Director. In the event Director ceases to be a member of the Board on a day other than the last day of a calendar month, the Director shall be paid the pro rata portion of the monthly fee for her final month of service.

C. Stock Options. Immediately upon the Effective Date, the Director shall be entitled to participate in the Company’s share incentive plan that the Company may adopt.

D. Director and Officer Liability Insurance. The Company’s proposed director and officer liability insurance policy, if any, shall provide Director with coverage for damages and losses incurred in connection with the Director Services.

III.	DUTIES OF DIRECTOR

A. Fiduciary Duties. In fulfilling her responsibilities, Director shall be charged with a fiduciary duty to the Company and all of its shareholders. Director shall be attentive and inform himself of all material facts regarding a decision before taking action. In addition, Director’s actions shall be motivated solely by the best interests of the Company and its shareholders.

B. Confidentiality. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, Director shall maintain in strict confidence all information she has obtained or shall obtain from the Company which the Company has designated as “confidential” or which is, by its nature confidential, relating to the Company’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers, suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Company, or (ii) is required to be disclosed by law or a valid order by a court or other governmental body (the “Confidential Information”).

C. Nondisclosure and Nonuse Obligations. Director will use the Confidential Information solely to perform the Director Services for the benefit of the Company. Director will treat all Confidential Information of the Company with the same degree of care as Director treats her own Confidential Information, and Director will use her best efforts to protect the Confidential Information. Director will not use the Confidential Information for her own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. Director will immediately give notice to the Company of any unauthorized use or disclosure by or through her, or of which she becomes aware, of the Confidential Information. Director agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

D. Return of the Company Property. All materials furnished to Director by the Company, whether delivered to Director by the Company or made by Director in the performance of Director Services under this Agreement (the “Company Property”) are the sole and exclusive property of the Company. Director agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, Director agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of the Company Property. Director agrees to certify in writing that Director has so returned or destroyed all such the Company Property.

IV.	COVENANTS OF DIRECTOR

A. No Conflict of Interest. For so long as Director is a member of the Board, Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any business entity that is competitive with the Company or otherwise undertake any obligation inconsistent with the terms hereof, provided that Director may continue Director’s current affiliations or other current relationships in existence on the date of this Agreement (collectively, the “Current Affiliations”). For a period of one (1) year after the Expiration Date, Director shall not be employed by, operate, or manage any business entity that is competitive with the Company. This Agreement is subject to the current terms and agreements governing Director’s relationship with the Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of Director’s obligations to the Current Affiliations. Director represents that nothing in this Agreement conflicts with Director’s obligations to the Current Affiliations. A business entity shall be deemed to be “competitive with the Company” for purpose of this Article IV only if and to the extent it engages in a business substantially similar to the Company’s natural products and ingredients businesses.

B. Noninterference with Business. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, Director agrees not to interfere with the business of the Company in any manner. By way of example and not of limitation, Director agrees not to solicit or induce any employee, independent contractor, customer, or supplier of the Company to terminate or breach her or her employment, contractual or other relationship with the Company.

C. Mutual Non-Disparagement. Director and the Company mutually agree to forbear from making, causing to be made, publishing, ratifying, or endorsing any and all disparaging remarks, derogatory statements or comments made to any party with respect to either of them. Further, the parties hereto agree to forbear from making any public or non-confidential statement with respect to any claim or complain against either party without the mutual consent of each of them, to be given in advance of any such statement.

V.	TERM AND TERMINATION

A. Term. This Agreement is effective on the Effective Date and will continue for one year. Upon expiration of this Agreement, Agreement renewal should be based on negotiations between the Company and Director.

B. Termination. This Agreement, and the Director’s service as a member of the Board, shall terminate:

1.	at any time upon thirty (30) days prior written notice by the Director of her resignation;

2.	upon the close of any shareholder’s meeting for the election of directors, if the Director is not re-elected to the Board by the Company’s shareholders at such meeting;

3.	upon removal of the Director by Ordinary Resolution as provided in the Articles;

4.	automatically if, at any time, the Director becomes disqualified under the terms of the Articles; or

5.	upon a determination by a majority of the Board (not including the Director), that:

●	the Director has committed a breach a of any of Director’s obligations under this Agreement;

●	the Director is or has become prohibited by any law, regulation, or rule applicable to the Company from serving as a member of the Board;

●	the Director has become unable to perform her duties under this Agreement due to health reasons, disability, or being of unsound mind, unless the Company can accommodate the Director’s health impairment or disability without the Company incurring undue hardship;

●	the Director is guilty of any serious misconduct or serious neglect in the discharge of the Director’s duties hereunder;

●	the Director’s actions or omissions bring the name or reputation of the Company, or any of Company’s affiliates, subsidiaries, or parent (each a “Group Member”) into serious disrepute or prejudices the business interests of the Company or any Group Member; or

●	the Director is charged or convicted of any criminal offence other than an offence which, in the reasonable opinion of the Board, does not affect the Director’s position as a director (bearing in mind the nature of the duties in which the Director is engaged and the capacities in which the Director is engaged).

C. Survival. The rights and obligations contained in Articles III and IV will survive any termination or expiration of this Agreement.

VI.	MISCELLANEOUS

A. Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns.

B. No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

C. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

To the Company:

Rena Ho, Chief Executive Officer

31 Jurong Port Road #02-20

Jurong Logistics Hub, Singapore 619115

To Director:

Ng Hui Hsien

608 Jurong West Street 65

#09-558

Singapore 640608

D. Governing Law. This Agreement shall be governed in all respects by the laws of the Cayman Islands, without regard to conflicts of law principles thereof.

E. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

F. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by Director for the Company

G. Amendments. This Agreement may only be amended, modified, or changed by an agreement signed by the Company and Director. The terms contained herein may not be altered, supplemented, or interpreted by any course of dealing or practices.

H. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:	SMJ International Holdings Inc.

	By:	/s/ Rena Ho
	Name:	Rena Ho
	Title:	Chief Executive Officer

Independent Director:

	Name:	Ng Hui Hsien

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